EXHIBIT 16.1

K. R. MARGETSON LTD.	Chartered Professional Accountant
331 East 5th Street North Vancouver BC V7L 1M1 Canada	Tel: 604.220.7704 Fax: 1.855.603.3228

August 3, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100F Street, NE

Washington, D.C. 20549

Dear Sirs/Mesdames:

I have read the statements made by Stark Focus Group, Inc. (the Company), which were provided to me and which I understand will be filed with the Commission pursuant to Item 4.01 of its Form 8-K, regarding my resignation as their certifying accountant. I agree with the statements concerning myfirm in such Current Report on Form 8-K. I have no basis to agree or disagree with other statements made under Item 4.01.

I hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ K.R. Margetson Ltd

K.R. Margetson Ltd
North Vancouver, BC, Canada